UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

January 9, 2013

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The PNC Financial Services Group, Inc. (PNC) took the following actions in the fourth quarter of 2012 associated with its residential mortgage banking activities along with other items. The net impact of these actions will reduce PNC’s fourth quarter 2012 net income by approximately $.47 per diluted common share.

•

PNC recorded $91 million of expenses in the fourth quarter of 2012 related to residential mortgage foreclosure activities, which includes a charge of approximately $70 million resulting from an agreement to amend the consent orders entered into in April 2011. PNC and PNC Bank, along with nine other residential mortgage servicers, have reached an agreement with the Office of the Comptroller of the Currency (OCC) and the Board of Governors of the Federal Reserve System (Federal Reserve) to end the independent foreclosure review program under the consent orders and replace it with an accelerated remediation process. PNC expects residential mortgage foreclosure-related compliance expenses to decrease substantially in 2013 compared with 2012.

•

PNC recorded a pretax provision of $254 million for residential mortgage repurchase obligations related to expected elevated levels of repurchase demands primarily as a result of further changes in behavior and demand patterns of government-sponsored enterprises, FHLMC and FNMA, for loans sold into agency securitizations, including the years 2004 and 2005. This provision increased the reserve for residential mortgage repurchase claims to $614 million at December 31, 2012.

•

PNC recorded a noncash, nontax-deductible goodwill impairment charge of $45 million in the fourth quarter of 2012 related to its Residential Mortgage Banking segment, which had no goodwill remaining at December 31, 2012.

•	PNC recorded a pretax gain of $130 million on the sale of a portion of its investment in Visa, or 4 million Visa Class B common shares.

•	PNC recorded $35 million of pretax integration costs and $70 million of pretax noncash charges for the remarketing and redemption of high cost hybrid capital securities.

Excluding the net impact of these actions, PNC currently expects its fourth quarter fully diluted earnings per share will exceed the current First Call mean estimate of $1.57. PNC will report its fourth quarter and full year 2012 earnings on January 17, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: January 9, 2013	By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller